Exhibit 10.13

Executive Severance Benefit Agreement (“Agreement”) between

Charles S. Feld (“Executive”) and EDS

This Agreement between Electronic Data Systems Corporation (“EDS”) and Charles S. Feld (“Executive”), which supersedes and replaces all Executive Severance Benefit Agreements previously executed between EDS and Executive (which previous Agreements Executive acknowledges are of no further force or effect), is entered into and effective as of February 1, 2007 (“Effective Date”).

1.	Separation Benefits:

(a) If Executive is involuntarily terminated without Cause or resigns for Good Reason (as both are defined in Exhibit “A”) on or before December 31, 2010, Executive, shall be entitled to receive within fourteen (14) days of his/her termination, in lieu of any other separation and/or severance payments or benefits, the following:

(i)	a lump sum payment equal to Executive’s accrued, but unpaid base salary through the date of termination, less all applicable deductions;

(ii)	a lump sum payment equivalent to two (2) times Executive’s final annual base salary, less all applicable deductions;

(iii)	a lump sum payment equivalent to two (2) times Executive’s annual performance bonus target as approved by the Compensation and Benefits Committee for the year in which he/she is terminated, less all applicable deductions;

(iv)	a Prorated Portion of any unvested Performance RSUs awarded to Executive on or after January 1, 2005, shall vest on the regularly scheduled vesting date, as provided in the grant agreement for such Performance RSUs, and will be subject to all restrictions regarding their sale or transfer as specified in the applicable grant agreement. For purposes of this Agreement, the term “Performance RSUs” shall mean restricted stock units awarded to Executive pursuant to a grant agreement specifying that the actual number of stock units to ultimately be awarded at the end of the performance period is contingent upon specified criteria related to EDS’ performance. For purposes of this subparagraph 1(a)(iv), the “Prorated Portion” shall be determined by multiplying the number of Performance RSUs that would have otherwise vested on the scheduled vesting date following the completion of the performance period if Executive had not previously separated from employment with EDS (based on EDS’ achievement of the specified performance metrics for the applicable Performance RSUs, as provided for in the applicable grant agreement) by a fraction, the numerator of which shall be the number of complete months between the commencement date of the performance period for the applicable Performance RSUs and Executive’s separation date, and the denominator being the total number of months in the performance period for the applicable Performance RSUs;

(v)	excluding any Performance RSUs, a Prorated Portion of all other deferred and restricted stock units and/or stock options awarded to Executive on or after January 1, 2005, that remain unvested on the date of termination shall immediately vest, shall be immediately freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law or pursuant to the terms of the EDS Executive Deferral Plan). For purposes of this subparagraph 1(a)(v), the “Prorated Portion” shall be determined by: (A) multiplying the number of stock units and/or stock options granted in association with each applicable award by a fraction (not to exceed 1.0), the numerator of which shall be the number of complete months between the grant date for each applicable award and Executive’s separation date, and the denominator being the total number of months between the grant date and the last vesting date when such grant becomes fully vested (100%) for each applicable award, and then (B) reducing such amount by the total number of stock units and/or stock options previously vested for each applicable award, if any. With respect to stock options awarded to Executive on or after January 1, 2005 that remain unexercised as of the date of Executive’s separation (including those that vest pursuant to this subparagraph 1(a)(v) and those that previously vested, if any), such options shall be exercisable for a period of one (1) year from the date of termination;

(vi)	all other deferred and restricted stock units and/or stock options awarded to Executive before January 1, 2005 that remain unvested on the date of termination shall immediately vest and shall be immediately freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law or pursuant to the terms of the EDS Executive Deferral Plan), and with respect to all stock options that vest pursuant to this subparagraph 1(a)(vi) other than those stock options awarded to Executive on January 9, 2004, as part of the acquisition of The Feld Group, Inc., they shall be exercisable for a period of one (1) year from the date of termination. With respect to those stock options awarded to Executive as part of the acquisition of The Feld Group, Inc., that vest pursuant to this subparagraph 1(a)(vi), they shall be exercisable for the full term of the award as defined in the grant agreement;

(vii)	a lump sum payment in the amount of $7,500, which is equivalent to the annual amount of financial counseling services provided to executives pursuant to EDS’ Executive Financial Counseling Program, less all applicable deductions; and

(viii)	a lump sum payment equivalent to the estimated cost of eighteen (18) months of COBRA continuation coverage under the EDS Health and Dental Benefit Plan based on Executive’s coverage in effect on the date of his/her separation, less all applicable deductions.

Except as otherwise provided in this Agreement, if Executive receives pay or benefits pursuant to this Agreement, Executive understands and acknowledges he/she shall not be eligible to receive any other form of severance and/or separation pay or benefits from the Company. Executive also understands and acknowledges that the compensation, benefits and other consideration provided hereunder shall constitute his/her sole and exclusive rights to any payments or benefits from EDS, and he/she shall receive no consideration or benefits other than those expressly granted herein, except for pay or benefits to which he/she may be entitled, if any: (i) under any EDS plan qualified under Section 401(a) of the Internal Revenue Code, including the EDS Retirement Plan and EDS 401(k) Plan, and COBRA benefits pursuant to Internal Revenue Code section 4980B; (ii) under the EDS Benefit Restoration Plan or EDS Supplemental Executive Retirement Plan (“SERP”); (iii) under the EDS Executive Deferral Plan; (iv) pursuant to any indemnification agreements between Executive and EDS; (v) under any applicable directors and officers or other liability insurance policies; and (vi) pursuant to Executive’s February, 2007, Change of Control Employment Agreement as a result of a termination or resignation in anticipation of a Change of Control as provided in Section 3(C) of such change of Control Employment Agreement, provided, however, the pay and/or benefits to which Executive would otherwise be eligible to receive as a result of a termination or resignation in anticipation of a Change of Control under Section 3(C) of his/her Change of Control Employment Agreement shall be reduced by the pay and benefits, if any, provided to Executive pursuant to this Agreement.

(b) Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted, applied and to the minimum extent necessary, unilaterally amended by EDS, so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Internal Revenue Code.

(c) Executive’s receipt of the separation benefits described in Paragraph 1(a) of this Agreement are contingent upon Executive signing a separation agreement consistent with the terms of Exhibit B (which will include amongst its other terms an agreement by Executive to release and/or waive any and all existing claims he/she may have against EDS). The receipt of the separation benefits described in Paragraph 1(a) are further contingent upon the separation agreement signed by Executive becoming effective.

(d) Executive may voluntarily resign from employment at any time, for any reason, but agrees to provide EDS with 60 days advance written notice of such resignation (except a resignation for Good Reason). If Executive resigns for any reason other than Good Reason, Executive further agrees that EDS may, at its sole discretion, waive all or part of such notice period and may immediately, or at any time during the notice period, accept Executive’s resignation, with no further obligation to pay Executive any compensation or benefits (including any payments or benefits EDS would otherwise have been required to provide to Executive pursuant to Paragraph 1(a) of this Agreement), except as may be required by law (e.g., COBRA benefits or pension benefits, if applicable).

2.	Entire Agreement:

This Agreement, in conjunction with Executive’s Offer Letter dated December 30, 2003, Executive’s Indemnification Agreement, Executive’s Change of Control Employment Agreement, all written agreements Executive enters into with EDS in connection with the EDS Executive Deferral Plan, as well as all written agreements Executive enters into with EDS in connection with the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation (and all prior or subsequent amendments), which agreements, if any, are incorporated herein by reference, constitute the entire agreement between Executive and EDS with regard to the subject matters herein, and supersede and prevail over all other prior and/or contemporaneous agreements, understandings or representations by or between the parties, whether oral or written, regarding such matters. Except as provided in Paragraph 1(b) above, this Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by Executive and the Chief Executive Officer of EDS. With the exception of Executive’s Time-Vesting Restricted Stock Unit Award Agreement dated December 4, 2006, to the extent provisions in this Agreement directly conflict with provisions in the above-referenced agreements, the provisions in this Agreement shall control.

3.	Notice:

All notices shall be in writing and shall be given, if by Executive to EDS, by telecopy or facsimile transmission at the telecommunications number set forth below and, if by either EDS or Executive, either by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Charles S. Feld

[address]

If to EDS:

Electronic Data Systems Corporation

5400 Legacy Drive H3-1A-58

Plano, Texas 75024

Telecommunications Number: (972) 605-1926

Attention: Michael E. Paolucci,

Vice President, Global Compensation & Benefits

IN WITNESS WHEREOF, the parties have executed this Agreement to be binding and enforceable on the Effective Date.

ELECTRONIC DATA SYSTEMS CORPORATION

/S/ MICHAEL H. JORDAN		Date:	February 21, 2007
By:	Michael H. Jordan Chairman of the Board and Chief Executive Officer

/S/ CHARLES S. FELD		Date:	February 21, 2007
Charles S. Feld

Exhibit A

“Cause” means: the Executive has (a) been convicted of, or pleaded guilty to, a felony involving theft or moral turpitude; (b) willfully and materially failed to follow EDS’ lawful and appropriate policies, directives or orders applicable to EDS employees holding comparable positions that resulted in significant harm to EDS (recognizing that Executive shall not be obligated to follow policies, directives or orders that are unethical or would require Executive to violate his/her duties and/or obligations to EDS, its Board of Directors, or its shareholders); (c) willfully and intentionally destroyed or stolen EDS property or falsified EDS documents; (d) willfully and materially violated the EDS Code of Business Conduct that resulted in significant harm to EDS; or (e) engaged in conduct that constitutes willful gross neglect with respect to employment duties that resulted in significant harm to EDS. For purposes of the definition of Cause, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive intentionally, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of EDS.

“Good Reason” shall mean to reduce Executive’s base salary and/or annual target bonus (as a percentage of base salary) without Executive’s consent, except in the event of a reduction in such compensation generally applicable to all similarly situated executives, in which case Executive will be treated no less favorably than similarly situated executives. Good Reason shall not be considered to have occurred unless Executive first provides EDS written notice alleging Good Reason exists for Executive to terminate his/her employment, and EDS has failed to remedy such condition within 30 days after receipt of such written notice.

Exhibit B

FORM OF SEPARATION AGREEMENT

AGREEMENT BETWEEN

ELECTRONIC DATA SYSTEMS CORPORATION

AND

CHARLES S. FELD

This Agreement between EDS (hereinafter defined), and Charles S. Feld (“Executive”) is entered into effective as of the Effective Date (hereinafter defined).

I. RECITALS

1. Executive has been employed as an executive of EDS and in such capacity has had access to and has obtained trade secrets, and highly confidential business, technological, customer, and strategic information, as well as business and other proprietary information relating to the internal affairs of EDS.

2. Pursuant to the terms of this Agreement, Executive will receive substantial compensation and other benefits that otherwise would not be available to him/her.

3. It is the desire of both parties that Executive’s separation be amicable.

4. As set forth below, EDS is providing the Executive benefits of substantial value under this Agreement, and Executive agrees to be strictly bound by the terms hereof.

THEREFORE, in order to set forth the terms, conditions and covenants upon which the parties have agreed, EDS and Executive agree as follows:

II. CERTAIN DEFINITIONS

1. “EDS” shall mean Electronic Data Systems Corporation, a Delaware corporation, all its direct and indirect subsidiaries, all its affiliated entities, and all its successors and assigns, and the employees, agents, attorneys, officers and directors of each of them.

2. “EDS Information” shall mean all business information, technological information, intellectual property, trade secrets, customer and other confidential information belonging to EDS or relating to EDS’ internal affairs, or information relating to its business, technology and customers which is not readily available to the general public.

3. The term “Participate” shall mean lending one’s name to, acting as a consultant or advisor to, being retained or employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee or otherwise (other than by ownership of less than five percent of the stock of a publicly-held corporation).

4. The term “Effective Date” shall be the date seven days after Executive signs this Agreement on the signature page below without having revoked pursuant to Subsection 9 of Section III this Agreement.

III. TERMS

1. Resignation. Effective as of the close of business on                  , 20    , Executive shall resign from all positions held by him/her at EDS (including without limitation any positions as an officer and/or director), and from all positions he/she holds on behalf of EDS (e.g., external board memberships).

2. Non-Competition and Other Conduct. Executive acknowledges and agrees that under the terms and the provisions of this Agreement, and in consideration for compliance with the terms, conditions and covenants hereunder, he/she will receive benefits from EDS that would not otherwise be available to him/her, and that such benefits are substantial and material. Executive further acknowledges and agrees that in the course of his/her employment with EDS he/she has been entrusted with, and been privy to, sensitive, privileged and confidential EDS Information, and as an executive of EDS has participated in the legal affairs, management, strategic planning and development of the business and services of EDS, the analysis of the needs and requirements of EDS’ customers, and other similar matters that, if discussed, communicated, or disclosed to third parties or used in competition with EDS, would be highly detrimental to EDS. In addition, Executive has been entrusted with, and has obtained, other EDS Information. Accordingly, Executive agrees to the following provisions and covenants:

2.1 Non-Competition. For six (6) months following Executive’s resignation from EDS he/she will not (without EDS’ express written waiver), directly or indirectly, engage in the following conduct wherever EDS is marketing or providing its services or products:

a. Participate in any activity as or for a competitor of EDS, which is the same or similar to the activities in which Executive was involved at EDS;

b. Hire, attempt to hire or assist any other person or entity in hiring or attempting to hire an employee of EDS, or any person who was an EDS employee within the preceding six-month period;

c. Solicit, in competition with EDS, the business of any EDS customer or any entity whose business EDS was actively soliciting during the preceding six-month period;

d. Consult with or accept employment with any existing or prospective customer, contractor, alliance partner or venture partner of EDS with respect to any matters or transactions in which EDS has an economic or financial interest (for purposes of this Subsection 2.1d., prospective customer, contractor, alliance partner or venture partner means any person or entity to or with which EDS is proposing or negotiating any business relationship);

e. Participate voluntarily with any person or entity that is involved in a potential or existing business or legal dispute with EDS, including but not limited to litigation, except as may be required by law.

With regard to the prohibitions contained in Subsections 2.1 of Section III of this Agreement, EDS agrees it shall exercise good faith in considering Executive’s requests for written waivers, and EDS agrees its decisions in that regard shall be reasonable and based on rational business concerns and/or judgment. In the event Executive wishes to request a waiver of any provision of this Subsection 2.1, he/she shall do so in writing addressed to the General Counsel of EDS.

2.2 Other Conduct. Executive will not discuss, disclose, communicate, or use for any purpose any EDS Information. By way of example and not by way of limitation, absent written approval from EDS, Executive shall not publish any books or articles related to his/her employment at EDS and shall not grant interviews and/or make appearances related to his/her employment at EDS. Executive also agrees that absent written approval by EDS, he/she shall make no public statements nor publish in any form any information related to his/her separation and/or pending separation from EDS. Executive further agrees he/she will not commit any act or make any statement that is, or could reasonably be interpreted as, detrimental to the business, reputation, or good will of EDS, including disparaging or embarrassing EDS or its officers, directors, agents, attorneys and other personnel, or discussing the internal or private business affairs of EDS with any third parties. However, Subsection 2.2 shall not prohibit Executive from communicating to third parties general information about his/her duties and responsibilities while employed by EDS, general information about EDS that is readily available to the general public, and general information about the positions he/she held while employed by EDS. No later than                  , 20    , Executive shall return to EDS all EDS property and equipment, and, any and all documents (including all electronic material and duplicate copies) and other tangible items of or containing EDS Information which are in Executive’s possession, custody or control, or which come into his/her possession, custody, or control after the Effective Date of this Agreement. EDS and Executive acknowledge that nothing in this Agreement shall preclude Executive from providing truthful testimony if mandated by subpoena or court order to do so, or from cooperating fully with any request from a governmental agency.

2.3 Remedies. If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be reformed and/or modified to exclude the unenforceable language, and enforced as reformed or modified to the maximum extent permitted by law, in any proceedings brought to enforce such provision. Subject to the provisions of the foregoing sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement. Executive understands and agrees that EDS would be irreparably damaged in the event that the provisions of Subsection 2 of Section III of this Agreement are violated, and agrees that EDS shall be entitled (in addition to any other remedy to which it may be entitled, at law or in equity) to an injunction or injunctions to redress breaches of this Agreement and to specifically enforce the terms and provisions hereof. Executive shall be responsible for reimbursing EDS for the costs and attorneys’ fees associated with litigation pursuant to Subsection 2 of Section III of this Agreement, provided EDS substantially prevails in such litigation.

3. Cooperation. Executive covenants and agrees that from and after the Effective Date, he/she will reasonably cooperate with EDS, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings or any preparation for any such disputes or proceedings that may be anticipated or threatened (“Proceedings”). Executive further covenants and agrees that he/she will reasonably cooperate with EDS, its officers, employees, agents, affiliates and attorneys on any other matter (“Matters”) related to EDS business during the period of Executive’s employment with EDS. Executive also covenants and agrees that he/she will reasonably cooperate with EDS, its officers, employees, agents, affiliates and attorneys in responding to any form of media inquiry or in making any form of public comment related to his/her employment at EDS, including, but not limited to, his/her separation from EDS.

Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be reasonably requested by EDS, and shall be within the knowledge of Executive. Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him/her in so cooperating, including (by way of example and not by way of limitation) airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of Executive’s residence. In the event Executive is made aware of any issue or matter related to EDS, is asked by a third party to provide information regarding EDS, or is called other than by EDS as a witness to testify in any matter related to EDS, Executive will notify EDS immediately in order to give EDS a reasonable opportunity to respond and/or participate in such Proceeding/Matter.

4. Compensation, Benefits and Other Consideration to be Received by Executive. Following the Effective Date of this Agreement and subject to Executive’s ongoing compliance with the terms, conditions, and covenants in this Agreement, Executive shall be entitled to the following compensation, benefits and other consideration to be paid or conveyed pursuant to the terms, conditions and covenants in this Agreement, as set forth below:

a. Through                  , 20    , Executive shall continue to receive his/her current annual base salary of $             per year, less all applicable deductions;

b. No later than                  , 20     (or as soon as practicable after the Effective Date of this Agreement, whichever is later), EDS agrees to provide Executive with a payment in the gross lump sum amount of $            , which is equivalent to the sum of two (2) times Executive’s final annual base salary ($            ) and two (2) times Executive’s annual performance bonus target for 20    , less all applicable deductions;

c. A Prorated Portion of any unvested Performance RSUs awarded to Executive on or after January 1, 2005, shall vest on the regularly scheduled vesting date, as provided in the grant agreement for such Performance RSUs, and will be subject to all restrictions regarding their sale or transfer as specified in the applicable grant agreement. For purposes of this Agreement, the term “Performance RSUs” shall mean restricted stock units awarded to Executive pursuant to a grant agreement specifying that the actual number of stock units to ultimately be awarded at the end of the performance period is contingent upon specified criteria related to EDS’ performance. For purposes of this subparagraph 4(c), the “Prorated Portion” shall be determined by multiplying the number of Performance RSUs that would have otherwise vested on the scheduled vesting date following the completion of the performance period if Executive had not previously separated from employment with EDS (based on EDS’ achievement of the specified performance metrics for the applicable Performance RSUs, as provided for in the applicable grant agreement) by a fraction, the numerator of which shall be the number of complete months between the commencement date of the performance period for the applicable Performance RSUs and Executive’s separation date, and the denominator being the total number of months in the performance period for the applicable Performance RSUs;

d. Excluding any Performance RSUs, a Prorated Portion of all other deferred and restricted stock units and/or stock options awarded to Executive on or after January 1, 2005, that remain unvested on the date of termination shall as of the Effective Date of this Agreement vest and be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law or pursuant to the terms of the EDS Executive Deferral Plan). For purposes of this subparagraph 4(d), the “Prorated Portion” shall be determined by: (A) multiplying the number of stock units and/or stock options granted in association with each applicable award by a fraction (not to exceed 1.0), the numerator of which shall be the number of complete months between the grant date for each applicable award and Executive’s separation date, and the denominator being the total number of months between the grant date and the last vesting date when such grant becomes fully vested (100%) for each applicable award, and then (B) reducing such amount by the total number of stock units and/or stock options previously vested for each applicable award, if any. With respect to stock options awarded to Executive on or after January 1, 2005 that remain unexercised as of the date of Executive’s separation (including those that vest pursuant to this subparagraph 4(d) and those that previously vested, if any), such options shall be exercisable for a period of one (1) year from the date of termination;

e. All other deferred and restricted stock units and/or stock options awarded to Executive before January 1, 2005, that remain unvested on the date of termination shall on the Effective Date of this Agreement vest and be immediately freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law or pursuant to the terms of the EDS Executive Deferral Plan), and with respect to all stock options that vest pursuant to this subparagraph 4(e) other than those stock options awarded to Executive on January 9, 2004, as part of the acquisition of The Feld Group,

Inc., they shall be exercisable for a period of one (1) year from the date of termination. With respect to those stock options awarded to Executive as part of the acquisition of The Feld Group, Inc., that vest pursuant to this subparagraph 4(e), they shall be exercisable for the full term of the award as defined in the grant agreement;

f. No later than                  , 20     (or as soon as practicable after the Effective Date of this Agreement, whichever is later), EDS agrees to provide Executive with a payment in the gross lump sum amount of $7,500, which is equivalent to the annual amount of financial counseling services provided to executives pursuant to EDS’ Executive Financial Counseling Program, less all applicable deductions; and

g. No later than                  , 20     (or as soon as practicable after the Effective Date of this Agreement, whichever is later), EDS agrees to provide Executive with a payment in the gross lump sum amount of $            , which is equivalent to the estimated cost of eighteen (18) months of COBRA continuation coverage under the EDS Health and Dental Benefit Plan based on Executive’s coverage in effect on the date of his/her separation, less all applicable deductions.

The foregoing compensation, benefits and other consideration to be received by Executive constitute his/her sole and exclusive rights to any payments or benefits from EDS, and Executive shall receive no consideration or benefits other than those expressly granted herein, except for pay or benefits to which he/she may be entitled, if any: (i) under any EDS plan qualified under Section 401(a) of the Internal Revenue Code, including the EDS Retirement Plan and EDS 401(k) Plan, and COBRA benefits pursuant to Internal Revenue Code section 4980B; (ii) under the EDS Benefit Restoration Plan or EDS Supplemental Executive Retirement Plan (“SERP”); (iii) under the EDS Executive Deferral Plan; (iv) pursuant to any indemnification agreements between Executive and EDS; (v) under any applicable directors and officers or other liability insurance policies; and (vi) pursuant to Executive’s February, 2007, Change of Control Employment Agreement as a result of a termination or resignation in anticipation of a Change of Control as provided in Section 3(C) of such change of Control Employment Agreement, provided, however, the pay and/or benefits to which Executive would otherwise be eligible to receive as a result of a termination or resignation in anticipation of a Change of Control under Section 3(C) of his/her Change of Control Employment Agreement shall be reduced by the pay and benefits, if any, provided to Executive pursuant to this Agreement.

5. Complete Release. Executive agrees to release EDS from all claims or demands Executive may have against EDS, including, but not limited to, any claims related to Executive’s employment with EDS or separation from that employment and any claims for attorney’s fees and costs. This Agreement includes, without limitation, a release of any rights or claims Executive may have for monetary or other personal relief under the Age Discrimination in Employment Act, as amended, which prohibits age discrimination in employment (other than a claim challenging the validity of the waiver of claims under the Age Discrimination in Employment Act); Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act, as amended, which prohibits discrimination against individuals with disabilities; the Fair Labor Standards Act, as amended, which regulates matters regarding compensation; the Family and Medical Leave Act, as amended, which regulates matters regarding certain types of leaves; or any other federal, state or local laws or regulations that in any way relate to the employment of individuals and/or prohibit employment discrimination of any form. This Agreement also includes, without limitation, a release by Executive of any related or unrelated wrongful discharge claims, contractual claims, tort claims or any other actions. This Agreement covers both claims that Executive knows about and those he/she may not know about. Executive expressly waives any right to assert after signing this Agreement that any claim, demand, obligation, or cause of action has through ignorance, oversight, or for any other reason, been omitted from the scope of Subsection 5 of Section III of this Agreement. Executive further promises never to file a lawsuit, demand, action or otherwise assert any claims that are released in Subsection 5 of Section III of this Agreement (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act).

This Agreement does not include a release of (i) Executive’s right, if any, to benefits Executive may be entitled to under any EDS plan qualified under Section 401(a) of the Internal Revenue Code, including the EDS Retirement Plan and EDS 401(k) Plan, and COBRA benefits pursuant to Internal Revenue Code section 4980B, (ii) any rights or claims Executive may have under the Age Discrimination in Employment Act which arise after the date Executive signs this Agreement, (iii) any rights pursuant to this Agreement, (iv) Executive’s right, if any, to benefits Executive may be entitled to under the EDS Benefit Restoration Plan or EDS Supplemental Executive Retirement Plan (“SERP”), (v) Executive’s right, if any, to benefits Executive may be entitled to under the EDS Executive Deferral Plan, (vi) any rights pursuant to any indemnification agreements between Executive and EDS, (vii) Executive’s right, if any, to benefits Executive may be entitled to under any applicable directors and officers or other liability insurance policies, or (viii) Executive’s right, if any, to pay or benefits pursuant to Executive’s February, 2007, Change of Control Employment Agreement as a result of a termination or resignation in anticipation of a Change of Control as provided in Section 3(C) of such change of Control Employment Agreement, provided, however, the pay and/or benefits to which Executive would otherwise be eligible to receive as a result of a termination or resignation in anticipation of a Change of Control under Section 3(C) of his/her Change of Control Employment Agreement shall be reduced by the pay and benefits, if any, provided to Executive pursuant to this Agreement.

6. Non-Admission of Liability. By entering into this Agreement, EDS does not admit it has done anything wrong.

7. Period for Review and Consideration of Agreement. Executive understands he/she has been given a period of 21 days to review and consider this Agreement before signing it. Executive further understands he/she may use as much of the 21 day period as he/she wishes prior to signing.

8. Encouragement to Consult with Attorney. Executive acknowledges he/she was advised in writing to consult with an attorney before signing this Agreement.

9. Executive’s Right to Revoke Agreement. Executive may revoke this Agreement within seven days of signing it. Revocation must be made by delivering a written notice of revocation to EDS. For the revocation to be effective, written notice must be received by EDS no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable and Executive will not receive the benefits described in Subsection 4 of Section III or any other payments or benefits from EDS, except those to which he/she otherwise is entitled by law.

10. Amendments. This Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by Executive and a corporate officer of EDS.

11. Entire Agreement. This Agreement, in conjunction with Executive’s Offer Letter dated December 30, 2003, Executive’s Change of Control Agreement, Executive’s Indemnification Agreement, all written agreements Executive enters into with EDS in connection with the EDS Executive Deferral Plan, as well as all written agreements Executive enters into with EDS in connection with the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation (and all prior or subsequent amendments), which agreements, if any, are incorporated herein by reference, constitute the entire agreement of the parties, and supersede and prevail over all other prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to Executive’s employment with EDS. To the extent provisions in this Agreement directly conflict with provisions in the above-referenced agreements, the provisions in this Agreement shall control.

12. Consequences of Executive’s Breach. Executive agrees that if he/she violates, or fails to respect, honor and comply in a material way with any term, condition or covenant herein, in addition to having its other legal and equitable remedies, EDS is discharged and released from its obligations under this Agreement, including, but not limited to, all obligations to provide any unpaid or unconveyed salary, payments, benefits, or other remuneration described in Subsection 4 of Section III of this Agreement; provided, however, if such violation or failure is not intentional, willful, or grossly negligent, is capable of being cured, and is cured to the reasonable satisfaction of EDS within thirty (30) days after EDS has provided written notice to Executive of such violation or failure, then EDS shall provide Executive any such unpaid or uncoveyed salary, payments, benefits or other remuneration after the failure or violation is so corrected or cured. Executive also recognizes and agrees that if he/she does so violate any of the terms of this Agreement, this Agreement shall remain in full force and effect, including his/her release of all claims.

Additionally, if Executive breaks his/her promise in Subsection 5 of Section III of this Agreement and files a lawsuit or claim based on legal claims that have been released (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act), Executive will pay for all costs incurred by EDS, including its attorneys’ fees, in defending against Executive’s lawsuit and/or claims. In addition, if Executive breaks his/her promise in Subsection 5 of Section III of this Agreement and files a lawsuit or claim based on legal claims that have been released (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act), he/she will pay as liquidated damages to EDS a sum of money equal to the gross consideration already provided to Executive pursuant to Subsection 4 of Section III of this Agreement, including, but not limited to, the monetary equivalent of all previously conveyed non-cash benefits.

In addition to the consequences described above, if Executive breaks, in a material way, any of the promises he/she made in Subsections 2.1, 2.2, 3, or 13 of Section III of this Agreement, Executive acknowledges the calculation of the harm done to EDS, and the resulting damages would be extremely difficult to determine. Therefore, Executive agrees that in the event he/she breaks, in material way, any of the promises he/she made in Subsections 2.1, 2.2, 3, or 13 of Section III of this Agreement, he/she will pay as liquidated damages to EDS a sum of money equal to the gross consideration already provided to Executive pursuant to Subsection 4 of Section III of this Agreement, including, but not limited to, the monetary equivalent of all previously conveyed non-cash benefits; provided, however, if such violation is not intentional, willful, or grossly negligent, is capable of being cured, and is cured to the reasonable satisfaction of EDS within thirty (30) days after EDS has provided written notice to Executive of such violation or failure, then Executive shall not be obligated to pay such liquidated damages.

13. Confidentiality. Executive and EDS agree the terms of this Agreement shall be kept strictly confidential, except as may be required by law, and, in the case of EDS, disclosure is permitted as necessary for business purposes. Executive may disclose such information to individuals retained by him/her to provide advice/guidance on personal financial and/or legal matters, or as may be required by a financial institution for business reasons (but in all such instances only if Executive shall have first obtained from such individuals and/or institutions their written agreement to maintain the confidentiality of such information).

14. Governing Law. This Agreement and its enforceability shall be governed by and construed in accordance with the substantive law of the State of Texas. Any dispute or conflict arising out of or relating to this Agreement, except for an action brought by EDS pursuant to Subsection 2 of Section III of this Agreement, must be brought in a court that has jurisdiction over matters in Collin County, Texas. Furthermore, Executive agrees such court shall have personal jurisdiction over him/her and further agrees to waive any rights he/she may have to challenge the court’s jurisdiction over him/her.

15. Notices. All notices and other communications hereunder shall be in writing and shall be given by telecopy or facsimile transmission at the telecommunications number set forth below, by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows and shall be effective upon receipt:

If to Executive:

Charles S. Feld

[address]

If to EDS:

Telecommunications Number: (972) 605-1926

5400 Legacy Drive H3-1A-58

Plano, Texas 75024

Attention: Michael E. Paolucci

Vice President, Global Compensation & Benefits

With a copy to:

Telecommunications Number (972) 605-0791

5400 Legacy Drive H3-3A-05

Plano, Texas 75024

Attention: Nick Linn

Vice President, Legal Affairs

EXECUTIVE ACKNOWLEDGES HE/SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Agreement to be binding and enforceable on the Effective Date.

EXECUTIVE:		EDS:

Charles S. Feld		By:	Michael H. Jordan Chairman of the Board and Chief Executive Officer

Dated:	_______________________________	Dated:	_______________________________